Exhibit 99.1

   Source: Empire Energy Corporation International

    FOR IMMEDIATE RELEASE

      For more information, contact:

                      Malcolm Bendall, President

Renner Business Center

16801 West 116th Street

Lenexa, KS 66219-9603

Empire acquires 37.5% equity interest in Zeehan Zinc Ltd.

and announces its intention to acquire the balance of the shares

Lenexa, Kansas---(BUSINESS WIRE)---September 7, 2005; Empire Energy Corporation International  (Empire) (OTCBB: EEGC – News) announced that through a subsidiary it has acquired 37.5% of the outstanding common stock of  Zeehan Zinc Ltd. (ZZ) and has entered into an agreement that may increase its ownership to 100%.  Empire issued 37.5 million shares of its common stock to acquire the initial interest and, subject to certain conditions, intends to prepare a tender offer to issue additional Empire common shares to acquire the remaining 62.5% ownership.

ZZ is an unlisted public company based in Hobart, Tasmania, Australia that, along with its wholly owned subsidiaries, holds mining leases & exploration licenses in the area of Zeehan on the west coast of Tasmania. An independent consultant has reported a measured and inferred resource totaling 6,765,670 metric tons of ore, as set out in the Australian Joint Ore Resource Committee (JORC) code, containing grades of 5.2% Lead (Pb), 4.8% Zinc (Zn) and 52 grams/metric ton of Silver (Ag).  Additionally, there is the substantial potential for Nickel (Ni), Platinum (Pt), Paladium (Pd) and Gold (Au), with some lithologies bearing resemblance with the nearby Avebury Nickel deposit.  The potential measured and inferred resource contained metal value is estimated to be in excess of US $600 Million.  The projected annual rate of mining and milling is 400,000 metric tons per annum, using the crushing and gravity separation plant currently established on site.  Production will require construction of a flotation plant that is planned to be built this summer subject to funding and approvals.

There is an emerging realization of Tasmania’s West Coast region for prospectivity, rated 1st in the world for mineral potential ahead of Alaska and Nevada by the Fraser Institute (February 2005) in an independent survey of international exploration companies.  Additionally, The Fraser Institute survey ranks Tasmania 1st in the world in terms of its environmental policy and 10th in the world for the most favorable mineral policy.

The strategic move to acquire the shareholding in ZZ was welcomed by the Boards of Empire and ZZ.  Malcolm Bendall, President of Empire and Chairman of ZZ said, “Approving the acquisition is a strategic move to expand Empire’s operations into other resources through this substantial equity interest in ZZ and the proposal to acquire the balance of the shares.”

This Press Release contained forward-looking statements based on our current expectations about our company and our industry.  You can identify these forward-looking statements when you see us using the words such as “expect,” “anticipate,” “estimate,”, “ believes,” “plans” and other similar expressions.  These forward-looking statements involve risks an uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of our ability to complete required financings and other preconditions to the completion of the transactions described herein and Empire’s  ability to successfully acquire reserves and produce its resources among other issues. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.  We caution you not to place undue reliance on those statements.